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                                                                    Exhibit 8.1





                 [Letterhead of Wachtell, Lipton, Rosen & Katz]







                                                     May 19, 1998





USA Networks, Inc.
152 West 57th Street
New York, New York  10019

Ladies/Gentlemen:

      Reference is made to the Registration Statement on Form S-4 (the "Registration Statement") of USA Networks, Inc., a Delaware corporation ("USAi"), relating to the proposed merger (the "Merger") of Brick Acquisition Corp., an Illinois corporation and a wholly owned subsidiary of USAi ("Sub"), with and into Ticketmaster Group, Inc., an Illinois corporation ("Ticketmaster"), pursuant to the Agreement and Plan of Merger, dated as of March 20, 1998, by and among USAi, Sub and Ticketmaster.

      We have participated in the preparation of the discussion set forth under the caption "THE MERGER -- Material Federal Income Tax Consequences" in the Registration Statement. In our opinion, such discussion, insofar as it relates to the United States Federal income tax consequences of the Merger under currently applicable law, is accurate in all material respects. Any capitalized term used and not defined herein shall have the meaning given to it in the Registration Statement, the Proxy

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Statement/Prospectus of Ticketmaster and USAi (which forms a part of the
Registration Statement), or the appendices thereto.

      We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to us in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.



                                     Very truly yours,


                                     /s/ Wachtell, Lipton, Rosen and Katz



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